EXHIBIT 10.16

The compensation arrangements for the registrant's non-employee directors, as revised by the Board of Directors on April 19, 2005, are summarized as follows:

Each non-employee director is paid a retainer quarterly at an annual rate of $45,000 plus a fee of $2,000 for each day of each Board meeting attended and $1,500 ($2,000 for Audit) for each day of each committee meeting attended. The chairpersons of the Audit, Compensation, and Nominating and Corporate Governance Committees are paid an additional retainer of $2,500 per committee meeting ($3,000 for Audit) in addition to the regular attendance fees. The Board's practice is to hold registrant Board and committee meetings jointly with the Board and committees of the registrant's Bank subsidiary, First Tennessee Bank National Association. Directors are not separately compensated for Bank Board or committee meetings except for those infrequent meetings that do not occur jointly.

The registrant also reimburses its directors for their expenses incurred in attending meetings. In addition, the following benefits have been approved by the Board as additional compensation to non-employee directors for service as a director: a personal account executive, a no fee personal checking account for the director and his or her spouse, a FirstCheck debit card, a no fee VISA card, no fee for a safe deposit box, no fee for traveler's checks and cashier's checks, and if the Board has authorized a stock repurchase program, the repurchase of shares of the registrant's common stock at the day's volume-weighted average price with no payment of any fees or commissions if the repurchase of the director's shares is otherwise permissible under the repurchase program that has been authorized. Directors who are officers are not separately compensated for their services as directors.

The Board's practice is that all non-employee directors have 800 shares of restricted stock vesting each year and receive dividends on 8,000 shares. Currently, 8,000 shares of restricted stock are awarded to new directors upon joining the board. These shares vest at the rate of 800 per year. Effective May 1, 2005, an additional grant of restricted stock will be made to directors whose prior grants have vested. The new grants, when combined with outstanding grants, will result in 800 shares per year vesting and payment of dividends or dividend equivalents on 8,000 shares. These awards presently are made under the registrant's 2003 Equity Compensation Plan.